Exhibit 99.1

Press Release

DENVER, CO—October 28, 2014	Contact: Chris Van Ens
Phone: 720.348.7762
UDR ANNOUNCES THIRD QUARTER 2014 RESULTS
~ Reports Third Quarter AFFO per Share of $0.34 ~
Third Quarter 2014 Highlights:

•	Funds from Operations (“FFO”) per share was $0.41 (+12% year-over-year), FFO as Adjusted per share was $0.38 (+8%) and AFFO per share was $0.34 (+9%).

•	Year-over-year same-store (“SS”) revenue and net operating income (“NOI”) growth for the quarter were 4.4 percent and 5.1 percent, respectively.

•	Sold a community located in Orlando, FL and two Norfolk, VA communities containing 963 homes for $97 million at a weighted average 6.2 percent cash flow cap rate.

•	Through 1031 transactions, acquired two recently constructed communities in metro Seattle for $121 million at a weighted average 4.5 percent stabilized cash flow cap rate.

•	Started a $125 million, 381-home development project with MetLife in a 50/50 joint venture located in Irvine, CA. The project is scheduled for completion in early 2017.

•	Issued ~$100 million of ATM equity at Street consensus NAV. Proceeds will primarily fund the Company’s accretive, $92 million Steele Creek participating loan investment.

•	Received a senior unsecured credit upgrade from Moody’s Investor Services to Baa1 and a changed outlook from S&P Rating Services to BBB, Positive.

•	Increased full-year 2014 earnings and same-store growth guidance:

◦	FFO, FFO as Adjusted and AFFO per share guidance increased by $0.01 at the midpoints.

◦	SS revenue growth guidance: 4.00 to 4.50 percent (+25 bps at the midpoint).

◦	SS expense growth guidance: 2.25 to 2.75 percent (+50 bps at the midpoint).

◦	SS NOI growth guidance: 4.75 to 5.25 percent (no change but tightened range).

	Q3 2014	Q3 2013	YTD 2014	YTD 2013
FFO per share	$0.41	$0.37	$1.16	$1.09
Acquisition-related costs (including JVs)	0.001	—	0.001	—
Net gain on prepayment of note receivable	(0.032)	—	(0.032)	—
Casualty-related (recoveries)/charges, net	—	(0.015)	0.002	(0.037)
Other	—	—	(0.004)	—
FFO as Adjusted per share	$0.38	$0.36	$1.13	$1.05
Recurring capital expenditures	(0.046)	(0.045)	(0.113)	(0.117)
AFFO per share	$0.34	$0.31	$1.01	$0.93
A reconciliation of FFO, FFO as Adjusted and AFFO to GAAP Net Income attributable to UDR, Inc. can be found on Attachment 2 of the Company’s third quarter supplemental package.

Operations

Same-store NOI increased 5.1 percent year-over-year in the third quarter of 2014 driven by same-store revenue growth of 4.4 percent against a 2.9 percent increase in same-store expenses. Same-store physical occupancy was 96.8 percent as compared to 96.2 percent in the prior year period. The annualized rate of turnover decreased 450 basis points year-over-year to 63.5 percent in the quarter.
Summary of Same-Store Results Third Quarter 2014 versus Third Quarter 2013

Region	Revenue Growth	Expense Growth	NOI Growth	% of Same-Store Portfolio(1)	Same-Store Occupancy (2)	Number of Same-Store Homes(3)
West	6.4%	3.6%	7.5%	41.6%	96.8%	12,430
Mid-Atlantic	0.8%	2.6%	—%	23.4%	96.6%	8,986
Southeast	5.3%	4.7%	5.6%	14.7%	96.9%	8,467
Northeast	4.6%	0.4%	6.1%	13.1%	97.1%	2,387
Southwest	4.3%	0.8%	6.6%	7.2%	97.3%	3,998
Total	4.4%	2.9%	5.1%	100%	96.8%	36,268

(1)	Based on Q3 2014 NOI.

(2)	Average same-store occupancy for the quarter.

(3)
During the third quarter, 36,268 apartment homes, or approximately 90 percent of 40,477 total consolidated apartment homes (versus 51,699 apartment homes inclusive of joint ventures and development pipeline homes upon completion), were classified as same-store. The Company defines QTD SS Communities as those communities stabilized for five full consecutive quarters. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the quarter in the prior year, there is no plan to conduct substantial redevelopment activities, and the community is not held for disposition within the current year.

Sequentially, third quarter results followed typical seasonal trends with the Company’s same-store NOI decreasing by 0.2 percent on revenue growth of 1.4 percent against a 5.1 percent increase in expenses.
For the nine months ended September 30, 2014, the Company’s same-store revenue increased 4.4 percent as compared to the prior year period in 2013. Same-store expenses increased 2.4 percent year-over-year resulting in a same-store NOI increase of 5.3 percent as compared to the prior year period in 2013. Year-over-year same-store physical occupancy increased by 50 basis points to 96.6 percent.
Summary of Same-Store Results YTD 2014 versus YTD 2013

Region	Revenue Growth	Expense Growth/ (Decline)	NOI Growth	% of Same- Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	6.3%	2.9%	7.7%	41.1%	96.2%	11,847
Mid-Atlantic	1.2%	3.1%	0.4%	25.2%	96.7%	8,986
Southeast	5.0%	1.3%	6.9%	16.1%	96.8%	8,467
Northeast	4.4%	(0.5)%	6.2%	10.0%	96.9%	1,879
Southwest	5.0%	3.7%	5.8%	7.6%	97.1%	3,998
Total	4.4%	2.4%	5.3%	100.0%	96.6%	35,177

(1)	Based on YTD 2014 NOI.

(2)	Average same-store occupancy for YTD 2014.

(3)
During the nine months ended September 30, 2014, 35,177 apartment homes, or approximately 87 percent of 40,477 total consolidated apartment homes, were classified as same-store. The Company defines YTD SS Communities as those communities stabilized for two full consecutive calendar years. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the prior year, there is no plan to conduct substantial redevelopment activities, and the community is not held for disposition within the current year.

Development and Redevelopment Activity
At the end of the third quarter, the Company’s under construction and recently completed development pipeline totaled $1.0 billion. After including the Company’s wholly-owned and joint venture stabilized, non-mature developments, the pipeline was expected to produce a weighted average spread between estimated stabilized construction yields and current market cap rates toward the upper end of the Company’s 150 to 200 basis point targeted range. The under construction and recently completed pipeline was 73 percent funded at quarter end. Of the remaining $733 million in development projects left to complete at the Company’s pro-rata ownership interest, $183 million is expected to be completed in 2014, $326 million in 2015, $162 million in 2016 and the remainder in 2017.
One new development was started during the third quarter. The Residences at 2801 Kelvin, a 381-home community located in Irvine, CA with a total budgeted cost of $125 million, is being developed in a 50/50 joint venture with MetLife. The project is scheduled for completion in early 2017.
Transactional Activity
During the quarter, the Company disposed of three communities containing 963 homes in Orlando, FL and Norfolk, VA for approximately $97 million in total proceeds. Combined, the three sales were transacted at a weighted average 6.2 percent cash flow cap rate, had a weighted average monthly rent per occupied home of $1,050 and were 20 years old on average. Additionally, the Company sold a small commercial property located in Glendale, CA for $11 million in July 2014.
Later in the third quarter, the Company completed two 1031 acquisitions in Seattle. The communities, Lightbox and Waterscape at Juanita Village, were acquired for $121 million at a weighted average, stabilized cash flow cap rate of 4.5 percent. Both communities are newly constructed and near 90 percent occupied. Lightbox, located in the University district of Seattle and adjacent to the Company’s Kennedy community, contains 162 homes. Waterscape, located adjacent to Lake Washington in Kirkland is positioned near Google’s expanding Seattle campus, and has 196 homes.
Joint Venture / Partnership Investment Activity
As previously discussed in this press release, the Company started a $125 million development project in Irvine, CA in a 50/50 joint venture with MetLife during the quarter.
Capital Markets
During the third quarter, the Company issued approximately 3.4 million shares through its At-the-Market equity program at an average gross price of $29.95. Net of fees, the shares were issued at an average price of $29.36 for proceeds of approximately $100 million. Proceeds will primarily fund the Company’s accretive $92 million Steele Creek participating loan investment located in Denver, CO.
As previously announced, on July 16, 2014, the Company received proceeds totaling $36 million from the prepayment of a “B” note it held. This resulted in a net gain of approximately $8.4 million, or $0.03 of FFO per share, which was recognized during the quarter. The gain was excluded from FFO as Adjusted and AFFO per share results.
Balance Sheet
During the quarter, Moody’s Investor Services upgraded the Company’s senior unsecured credit rating to Baa1 and S&P Rating Services changed its outlook for the Company’s senior unsecured credit rating to BBB, Positive.

At September 30, 2014, the Company had $755 million in availability through a combination of cash and undrawn capacity on its credit facility.
The Company’s total indebtedness at September 30, 2014 was $3.6 billion. The Company ended the quarter with fixed-rate debt representing 85 percent of its total debt, a total blended interest rate of 4.0 percent and a weighted average maturity of 4.5 years. The Company’s leverage was 39.2 percent versus 39.0 percent a year ago, net debt-to-EBITDA was 6.7x versus 7.0x a year ago and fixed charge coverage was 3.4x versus 3.2x a year ago.
Dividend
As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the third quarter of 2014 in the amount of $0.26 per share. The dividend will be paid in cash on October 31, 2014 to UDR common stock shareholders of record as of October 10, 2014. The third quarter 2014 dividend will represent the 168th consecutive quarterly dividend paid by the Company on its common stock.
On an annualized declared basis, the Company’s $1.04 per share 2014 dividend represents an 11 percent increase versus 2013.
Outlook
For the fourth quarter of 2014, the Company has established the following guidance ranges:

Current
FFO per share	$0.38 to $0.40
FFO as Adjusted per share	$0.38 to $0.40
AFFO per share	$0.33 to $0.35

For the full-year 2014, the Company has increased its earnings guidance ranges by $0.01 at the midpoints due to a variety of items. Below are the full-year guidance ranges:

	Revised	Previous
FFO per share	$1.54 to $1.56	$1.52 to $1.56
FFO as Adjusted per share	$1.51 to $1.53	$1.49 to $1.53
AFFO per share	$1.34 to $1.36	$1.32 to $1.36

For the full-year 2014, the Company has increased its same-store revenue growth guidance range which is offset by higher expected same-store expense growth. Same-store NOI growth expectations remain unchanged at the midpoint although the range was tightened. Below are the full-year guidance ranges:

	Revised	Previous
Revenue	4.00% to 4.50%	3.75% to 4.25%
Expense	2.25% to 2.75%	1.75% to 2.25%
Net operating income	4.75% to 5.25%	4.50% to 5.50%
Physical occupancy	96.5%	96.5%

Additional assumptions for the Company’s fourth quarter and full-year 2014 guidance can be found on Attachment 15 of the Company’s third quarter Supplemental Financial Information.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at www.udr.com.
Conference Call and Webcast Information
UDR will host a webcast and conference call at 1:00 p.m. Eastern Time on October 29, 2014 to discuss third quarter results. The webcast will be available on UDR's website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 888-293-6979 for domestic and 719-325-2289 for international and provide the following conference ID number: 1383808.

A replay of the conference call will be available through November 28, 2014, by dialing 888-203-1112 for domestic and 719-457-0820 for international and entering the confirmation number, 1383808, when prompted for the pass code.

A replay of the call will be available for 30 days on UDR's website at www.udr.com.
Full Text of the Earnings Report and Supplemental Data
Internet -- The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at www.udr.com.
Mail -- For those without Internet access, the third quarter 2014 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-348-7762.

Forward Looking Statements
Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.
This press release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.
About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2014, UDR owned or had an ownership position in 51,699 apartment homes including 1,431 homes under development. For 42 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company's website at www.udr.com.